NUVEEN INVESTMENT TRUST

FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 19th day of July, 2013, to the Custody Agreement dated as of April 17, 2012 (the “Agreement”), is entered into by and between NUVEEN INVESTMENT TRUST, a Massachusetts business trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Nuveen Global Tactical Opportunities Plus Fund; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NUVEEN INVESTMENT TRUST			U.S. BANK, N.A.

By:	/s/ Stephen Foy	By:	/s/ Michael R. McVoy
Name:	Stephen Foy	Name:	Michael R., McVoy
Title:	Vice President	Title:	Senior Vice President

Amended Exhibit B

to the

Custody Agreement

Fund Names

Separate Series of Nuveen Investment Trust

Name of Series

Nuveen Intelligent Risk Growth Allocation Fund

Nuveen Intelligent Risk Moderate Allocation Fund

Nuveen Intelligent Risk Conservative Allocation Fund

Nuveen Global Tactical Opportunities Plus Fund

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